Exhibit 99.1

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

March 30, 2020

The Board of Directors

Equitrans Midstream Corporation

2200 Energy Drive

Canonsburg, PA 15317

Re:        Consent for Fairness Opinion Disclosure

Members of the Board:

Guggenheim Securities, LLC (“Guggenheim Securities”) hereby consents to (i) the inclusion of our opinion letter dated February 26, 2020 (the “Opinion”) to the Board of Directors of Equitrans Midstream Corporation (“ETRN”) as Annex C to the joint proxy statement/prospectus that is being filed on or promptly after the date hereof with the Securities and Exchange Commission in connection with the proposed merger involving ETRN and EQM Midstream Partners, LP, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of ETRN that is being filed on or promptly after the date hereof with the Securities and Exchange Commission, (ii) the references therein to Guggenheim Securities and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by ETRN.

By giving such consent, Guggenheim Securities does not thereby admit that we are experts with respect to any part of such joint proxy statement/prospectus within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
GUGGENHEIM SECURITIES, LLC
By:	/s/ James A. Ferency
James A. Ferency
Senior Managing Director